Exhibit (a)(43)

Advertisements

Google:

Protect Your Genco Investment – Vote For Genco Vote “For” Genco’s Highly Qualified Directors and “Withhold” on Diana’s Nominees. Reject Diana’s Inadequate and Highly Condi..onal Tender Offer.

Vote the “White” Proxy Card – Reject Diana Vote “For” Genco’s Highly Qualified Directors and “Withhold” on Diana’s Nominees. Reject Diana’s Inadequate and Highly Condi..onal Tender Offer.

Genco Shipping & Trading Protect Your Genco Investment and Reject Diana’s Takeover A..empt.

LinkedIn

Genco shareholders, protect your investment and vote “FOR” Genco’s highly qualified directors on the “WHITE” proxy card. Protect Your Genco Investment Vote the WHITE proxy card today FOR Genco’s highly qualified directors. Reject Diana’s inadequate tender offer. Vote “FOR” Genco Directors. Reject Diana’s Tender Offer. gencodrivessuperiorreturns.com